Exhibit 23.2

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of PowerMedChairs, of our report dated May 22, 2013 (except for Notes 5 and 9, which are dated June 25, 2013) on our audit of the financial statements of PowerMedChairs as of March 31, 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on February 22, 2013 through March 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 25, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351